Exhibit 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS LAZYDAYS HOLDINGS, INC.

Subscription Rights to Purchase Shares of Common Stock Offered Pursuant to Subscription Rights
Distributed to Stockholders of Lazydays Holdings, Inc.

October 23, 2023

To Our Clients:

Enclosed for your consideration are a prospectus dated October 23, 2023 (the “Prospectus), and the “Instructions as to Use of Lazydays Holdings, Inc. Non-Transferable Subscription Rights Certificates” relating to the rights offering Lazydays Holdings, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company at 5:00 p.m., Eastern Time, on October 23, 2023 (the “Record Date”). The subscription rights and Common Stock are described in the Prospectus.

In the rights offering, the Company is offering the rights to purchase an aggregate of up to $100,000,000 of shares of its Common Stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on November 14, 2023  (the “Expiration Date”).

As described in the Prospectus, you will receive one subscription right for each share of Common Stock (each, a “Basic Subscription Right”) owned at 5:00 p.m., Eastern Time, on the Record Date. Each Basic Subscription Right will allow you to subscribe for 0.770 of a share per whole share of Common Stock at a cash price equal to the lesser of (i) $6.399 per share (the “Initial Price”) and (ii) 90% of the VWAP (as defined in the Prospectus) of a share of the Common Stock for the five trading day period through and including November 14, 2023 (the “Alternate Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Basic Subscription Rights for each share and would have the right to purchase 77 shares of Common Stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the Initial Price. If the Alternate Price is lower than the Initial Price, the number of shares of Common Stock that you are entitled to purchase for each Right will be proportionally higher. You must subscribe assuming the Subscription Price is the Initial Price of $6.399 per share. If the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by you will be applied to the purchase of additional shares of Common Stock (either towards the Holder’s basic subscription right or towards your over-subscription right if you already exercised your basic subscription right in full).

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise a Subscription Right to purchase additional shares of Common Stock at the Subscription Price that were not subscribed for by other Subscription Rights holders under the rights offering (the “Over-Subscription Right”, collectively with the Basic Subscription Right, the “Subscription Rights”) to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. In the event the Subscription Price is the Initial Price, to the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over- Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised the Over-Subscription Rights based on the number of shares each person subscribed for under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier. If the Alternate Price is lower than the Initial Price, the number of shares of Common Stock that you are entitled to purchase for each Right will be proportionally higher. You must subscribe assuming the Subscription Price is the Initial Price of $6.399 per share. If the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by you will be applied to the purchase of additional shares of Common Stock (either towards the Holder’s basic subscription right or towards your over-subscription right if you already exercised your basic subscription right in full).

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Initial Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder other than you has purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Right by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. If the Alternate Price is lower than the Initial Price, the number of shares of Common Stock that you are entitled to purchase for each Right will be proportionally higher. You must subscribe assuming the Subscription Price is the Initial Price of $6.399 per share. If the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by you will be applied to the purchase of additional shares of Common Stock (either towards the Holder’s basic subscription right or towards your over-subscription right if you already exercised your basic subscription right in full). Any excess subscription payments received by Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will be returned without interest, as soon as practicable.

The Company can provide no assurances that each of you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over- Subscription Right in full at the expiration of the rights offering. The Company will not be able to satisfy your exercise of the Over-Subscription Right if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

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To the extent the aggregate Initial Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right is less than the amount you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Initial Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Right. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess SubscriptionAmount will be put towards the purchase of additional shares in the rights offering (either towards your Basic Subscription Right, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” in the Prospectus.

The Subscription Rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form should be forwarded to us as promptly as possible in order to permit us to exercise your Subscription Rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Date. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Subscription Agent for this rights offering, by calling (888) 789-8409 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,
Lazydays Holdings, Inc.